Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Act II Global Acquisition Corp. on Amendment No. 2 to Form S-4 [File No. 333-236459] of our report dated March 30, 2020, except as to Note 7, as to which the date is May 8, 2020, with respect to our audit of the financial statements of Act II Global Acquisition Corp. as of December 31, 2019 and for the year then ended, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 8, 2020